LETTERHEAD LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
       A Limited Liability Partnership Including Professional Corporations
                                125 W. 55th Street
                          New York, New York 10019-5389
                                 (212) 424-8000
                           Facsimile: (212) 424-8500


                                                              July 10, 1998

Monarch Properties, Inc.
8889 Pelican Bay Boulevard
Suite 501
Naples, Florida  34108

Ladies and Gentlemen:

                      We have acted as tax counsel to Monarch Properties, Inc., a Maryland corporation (the "Company"), in connection with the preparation of a Form S-11 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission on April 27, 1998 (No. 333-51127), as amended, with respect to the offering and sale (the "Offering") of up to 19,925,000 shares of common stock, par value $0.001 per share, of the Company (the "Common Stock"), including an overallotment option to purchase up to 2,475,000 shares. You have requested our opinion regarding material U.S. Federal income tax matters in connection with the Offering.

                      In giving this opinion letter, we have examined (i) the Company's Articles of Incorporation, as duly filed with the Secretary of State of Maryland on February 20, 1998; (ii) the Company's Articles of Amendment and Restatement, a form of which is filed as an exhibit to the Registration Statement; (iii) the Company's Bylaws; (iv) the Company's Amended and Restated Bylaws, a form of which is filed as an exhibit to the Registration Statement; and (v) the Registration Statement, including the prospectus contained as part of the Registration Statement (the "Prospectus"); and (vi) such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have assumed, that (i) each of the documents referred to above has been duly authorized, executed, and delivered; (ii) each of the documents referred to above is authentic, if an original, or is accurate, if a copy, and has not been amended; (iii) during its taxable year ending December 31, 1998, and future taxable years, the Company will operate in a manner consistent with the representations contained in the certificate, dated July 10, 1998 and executed by a duly appointed officer of the Company (the "Officer's Certificate"); (iv) the Company will not make any amendments to its organizational documents after the date of this opinion that


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would affect its  qualification as a real estate investment trust (a "REIT") for any taxable year; and (v) no action will be taken by the Company, after the date hereof, that would have the effect of altering the facts upon which we have based the opinions set forth below.

                  In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of the facts contained in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, or the Prospectus in a material way.

                  Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Federal Income Tax Consequences" (which is incorporated herein by reference), we are of the opinion that:

         (a) Commencing with the Company's taxable year ending December 31, 1998, the Company will be organized in conformity with the requirements for qualification as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

         (b) Subject to the conditions and qualifications contained therein, the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Consequences" are correct in all material respects, and the discussion therein fairly summarizes the Federal income tax consequences that are likely to be material to a holder of the Common Stock.

                  We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

                  We note that our opinion expressed herein is based on our examination of the law, our review of the documents described above, the statements and representations referred to above, the provisions of the Code, the Treasury regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. This opinion will not be binding on the Internal Revenue Service (the "Service"), and there can be no assurance that the Service will not challenge the conclusion stated herein or that, if the issue were decided in court, such a challenge would not ultimately succeed. Further,


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there can be no assurance that future  legislative or administrative  changes or future court decisions or the inaccuracy of any statements or representations on which we have relied may not significantly affect the continuing validity of this opinion.

                  We hereby  consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to LeBoeuf, Lamb, Greene & MacRae, L.L.P. under the captions "Federal Income Tax Consequences" and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                  The foregoing opinion is limited to the U.S. Federal income tax matters addressed herein, and no other opinions are rendered with respect to other Federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter.


                                      /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.